Exhibit 4.2

SEVENTH SUPPLEMENTAL INDENTURE

between

FIDUS INVESTMENT CORPORATION

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

Dated as of October 20, 2026

THIS SEVENTH SUPPLEMENTAL INDENTURE (this “Seventh Supplemental Indenture”), dated as of October 20, 2026, is between Fidus Investment Corporation, a Maryland corporation (the “Company”), and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”). All capitalized terms used herein that are not otherwise defined in Article II shall have the meaning set forth in the Base Indenture (as defined below).

RECITALS OF THE COMPANY

The Company and the Trustee executed and delivered an Indenture, dated as of February 2, 2018 (the “Base Indenture” and, as supplemented by this Seventh Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series as provided in the Indenture.

The Company’s 6.625% Notes due 2029 were initially issued in aggregate principal amount of $120,000,000 in a private placement in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Restricted Notes”) pursuant to a Note Purchase Agreement, dated May 29, 2026, by and between the Company and the initial purchasers (the “Initial Purchasers”) of the Restricted Notes (the “Note Purchase Agreement”). In connection with the issuance and sale of the Notes, the Company entered into a Registration Rights Agreement, dated as of May 29, 2026, with the Initial Purchasers (the “Registration Rights Agreement”), pursuant to which the Company has exchanged all of the Restricted Notes for an equal aggregate principal amount of the Notes that are registered under the Securities Act of 1933, as amended (the “Notes”). Accordingly, the Company desires to issue $120,000,000 aggregate principal amount of the Notes under the Indenture.

The Company previously entered into the First Supplemental Indenture, dated as of February 2, 2018 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of February 8, 2019 (the “Second Supplemental Indenture”), the Third Supplemental Indenture, dated as of October 16, 2019 (the “Third Supplemental Indenture”), the Fourth Supplemental Indenture, dated as of December 23, 2020 (the “Fourth Supplemental Indenture”), the Fifth

Supplemental Indenture, dated as of October 8, 2021 (the “Fifth Supplemental Indenture”), and the Sixth Supplemental Indenture, dated as of March 19, 2025 (the “Sixth Supplemental Indenture”), each of which amended and supplemented the Base Indenture. The First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, and the Sixth Supplemental Indenture are not applicable to the Notes.

Sections 901(4) and 901(6) of the Base Indenture provide that without the consent of Holders of the Securities of any series issued under the Indenture, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Base Indenture in form reasonably satisfactory to the Trustee to (i) change or eliminate any of the provisions of the Indenture when there is no Security Outstanding of any series created prior to the execution of the supplemental indenture that is entitled to the benefit of such provision and (ii) establish the form or terms of Securities of any series as permitted by Section 201 and Section 301 of the Base Indenture.

The Company desires to establish the form and terms of the Notes and to modify, alter, supplement and change certain provisions of the Base Indenture for the benefit of the Holders of the Notes (except as may be provided in a future supplemental indenture to the Indenture (each, a “Future Supplemental Indenture”)).

The Company has duly authorized the execution and delivery of this Seventh Supplemental Indenture to provide for the issuance of the Notes and all acts and things necessary to make this Seventh Supplemental Indenture a valid, binding, and legal obligation of the Company and to constitute a valid agreement of the Company, in accordance with its terms, have been done and performed.

NOW, THEREFORE, for and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE I

TERMS OF THE NOTES

Section 1.01. Terms of the Notes. The following terms relating to the Notes are hereby established:

(a) The Notes shall constitute a series of Senior Securities having the title “6.625% Notes due 2029.” The Notes shall bear a CUSIP number of 316500 AF4 and an ISIN number of US316500AF40, as may be supplemented or replaced from time to time.

(b) The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906, 1107 or 1305 of the Base Indenture, and except for any Securities that, pursuant to Section 303 of the Base Indenture, are deemed never to have been authenticated and delivered under the Indenture) shall be $120,000,000. Under a Board Resolution, Officers’ Certificate pursuant to Board Resolutions or an indenture supplement, the Company may from time to time, without the consent of the Holders of Notes, issue additional Notes (in any such case “Additional Notes”) having the same ranking and the same interest rate, maturity and other terms as the Notes; provided that, if such Additional Notes are not fungible with the Notes (or any other tranche of Additional Notes) for U.S. federal income tax purposes, then such Additional Notes will have different CUSIP and ISIN numbers from the Notes (and any such other tranche of Additional Notes). Any Additional Notes and the existing Notes will constitute a single series under the Indenture and all references to the relevant Notes herein shall include the Additional Notes unless the context otherwise requires.

(c) The entire outstanding principal of the Notes shall be payable on June 1, 2029 unless earlier redeemed or repurchased in accordance with the provisions of this Seventh Supplemental Indenture.

(d) The rate at which the Notes shall bear interest shall be 6.625% per annum. The date from which interest began accruing on the Notes shall be May 29, 2026, or the most recent Interest Payment Date to which interest has been paid or provided for; the Interest Payment Dates for the Notes shall be June 1 and December 1 of each year, beginning December 1, 2026 (if an Interest Payment Date falls on a day that is not a Business Day, then the applicable interest payment will be made on the next succeeding Business Day and no additional interest will accrue as a result of such delayed payment); the initial interest period will be the period from and including May 29, 2026, to, but excluding, the initial Interest Payment Date, and the subsequent interest periods will be the periods from and including an Interest Payment Date to, but excluding, the next Interest Payment Date or the Stated Maturity, as the case may be; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid to the Person in whose name the Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the close of business on the calendar day (whether or not a Business Day) immediately preceding the next Interest Payment Date. Payment of principal of (and premium, if any, on) and any such interest on the Notes will be made at the office of the Trustee located at 111 Fillmore Avenue, St. Paul, MN 55107, Attention: Fidus Investment Corporation (6.625% Notes Due 2029) and at such other address as designated by the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, if the Holder of the Notes requests the Company to do so, the Company will pay any amount that becomes due on the Notes by wire transfer of immediately available funds to an account at a bank in New York, New York (upon not less than 15 Business Days’ notice prior to the time of payment); provided, further, however, that so long as the Notes are registered to Cede & Co., such payment will be made by wire transfer in accordance with the procedures established by The Depository Trust Company and the Trustee. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

(e) The Notes shall be initially issuable in global form (each such Note, a “Global Note”). The Global Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit A to this Seventh Supplemental Indenture. Each Global Note shall represent the aggregate amount of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Security Registrar, in accordance with Sections 203 and 305 of the Base Indenture.

(f) The depositary for such Global Notes (the “Depositary”) shall be The Depository Trust Company, New York, New York. The Security Registrar with respect to the Global Notes shall be the Trustee.

(g) The Notes shall be defeasible pursuant to Section 1402 or Section 1403 of the Base Indenture. Covenant defeasance contained in Section 1403 of the Base Indenture shall apply to the covenants contained in Sections 1007, 1008 and 1009 of the Indenture. For the avoidance of doubt, Article Four of the Base Indenture also applies to the Notes.

(h) The Notes shall be redeemable pursuant to Section 1101 of the Base Indenture and as follows:

(i) Prior to March 1, 2029 (three months prior to the maturity date of the Notes) (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, upon notice, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 10% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Prepayment Settlement Amount (as defined below) determined for the prepayment date with respect to such principal amount. With respect to any Note, an amount equal to the “Prepayment Settlement Amount” as follows:

(ii) Prior to the Par Call Date, the Prepayment Settlement Amount shall equal the Make-Whole Amount.

(iii) On or after the Par Call Date, the Prepayment Settlement Amount shall equal accrued and unpaid interest thereon to, but excluding, the redemption date.

(iv) The “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid or has become or is declared to be immediately due and payable, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the- run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note. If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid or has become or is declared to be immediately due and payable, as the context requires.

(v) Notice of redemption shall be given in writing and mailed, first-class postage prepaid, by overnight courier guaranteeing next-day delivery, by facsimile, or by electronic mail, provided that so long as the Notes are registered to Cede & Co., such notice shall be given in accordance with the Trustee’s and the Depositary’s standard practices and procedures, to each Holder of the Notes to be redeemed, not less than ten (10) nor more than sixty (60) days prior to the Redemption Date, at the Holder’s address, facsimile number or email address appearing in the Security Register. All notices of redemption shall contain the information set forth in Section 1104 of the Base Indenture.

(vi) Any exercise of the Company’s option to redeem the Notes will be done in compliance with the Indenture and the Investment Company Act, to the extent applicable.

(vii) The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

(viii) If the Company elects to redeem only a portion of the Notes, the Trustee or, with respect to the Global Notes, the Depositary will determine the method for selecting the particular Notes to be redeemed, in accordance with Section 1103 of the Base Indenture and the Investment Company Act and the rules of any national securities exchange or quotation system on which the Notes are listed, in each case to the extent applicable; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $100,000.

(ix) Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Notes called for redemption hereunder.

(i) The Notes shall not be subject to any sinking fund pursuant to Section 1201 of the Base Indenture.

(j) The Notes shall be issuable in minimum denominations of $100,000 and integral multiples of $1,000 in excess thereof.

(k) Holders of the Notes will not have the option to have the Notes repaid prior to the Stated Maturity other than in accordance with Article Thirteen of the Indenture.

(l) The Notes are hereby designated as “Senior Securities” under the Indenture.

ARTICLE II

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 2.01. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Article One of the Base Indenture shall be amended by adding the following defined terms to Section 101 in appropriate alphabetical sequence, as follows:

“‘Anti-Corruption Laws’ means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.”

“‘Anti-Money Laundering Laws’ means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.”

“‘Blocked Person’ means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) any Person located, organized or resident in a Sanctioned Country, or (c) any Person 50% or more owned by any such Person or Persons described in the foregoing clause (a) or (b).”

“‘Capital Lease’ means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.”

“‘Code’ means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time.”

“‘Consolidated Asset Coverage Ratio’ means the ratio, determined on a consolidated basis for Company and its Subsidiaries, without duplication, of (a) the value of total assets of the Company and its Subsidiaries, less all liabilities and indebtedness not represented by senior securities to (b) the aggregate amount of senior securities representing indebtedness of Company and its Subsidiaries (including any Indebtedness outstanding under the Notes), in each case as determined pursuant to the Investment Company Act and any orders of the Commission issued to or with respect to Company thereunder, including any exemptive relief granted by the Commission with respect to the indebtedness of any SBIC Subsidiary or otherwise (including, for the avoidance of doubt, any exclusion of such indebtedness in the foregoing calculation).”

“‘Control’ means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.”

“‘Default Rate’ means that rate of interest per annum that is 2.00% above the rate of interest then in effect on the applicable Notes.”

“‘Designated Subsidiary’ means:

(1)	an SBIC Subsidiary; or

(2)

a Subsidiary of the Company that is a direct parent of any “Designated Subsidiary” and such Subsidiary engages in no activities and has no assets (other than in connection with the transfer of assets to and from any Designated Subsidiary, its ownership of all of the Equity Interests of any Designated Subsidiary, any contracts, agreements, arrangements or arrangements not prohibited by Standard Securitization Undertakings) or liabilities (other than in connection with any contracts, agreements, arrangements or arrangements not prohibited by Standard Securitization Undertakings).

Any designation of a Designated Subsidiary by the Company shall be effected pursuant to a certificate of a Senior Financial Officer delivered to the holders of the Notes, which certificate shall include a statement to the effect that, to the best of such Senior Financial Officer’s knowledge, such designation complied with each of the applicable conditions set forth above. Each Subsidiary of a Designated Subsidiary shall be deemed to be aa Designated Subsidiary and shall comply with the foregoing requirements of this definition.

As of the date hereof, the following entities are considered Designated Subsidiaries: (a) FCDS Corp.; (b) FCMH Equity Corp. (c) FIC Funding, LLC; (d) Fidus Capital GP, LLC; (e) Fidus Investment GP, LLC; (f) Fidus Mezzanine Capital, L.P.; (g) Fidus Mezzanine Capital II, L.P.; (h) Fidus Mezzanine Capital III, L.P.; (i) Fidus Mezzanine Capital IV, L.P.; and (j) Fidus Investment Holdings, Inc.”

“‘Environmental Laws’ means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.”

“‘Equity Interests’ means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests or equivalents (however designated, including any instrument treated as equity for U.S. federal income tax purposes) in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest. As used herein, “Equity Interests” shall not include convertible debt unless and until such debt has been converted to any of the foregoing.”

“‘ERISA’ means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.”

“‘ERISA Affiliate’ means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.”

“‘Excluded Assets’ means any finance lease obligations, Designated Subsidiary, and any similar assets or entities, in each case, which the Company holds an interest on or after May 29, 2026, and, in each case, their respective subsidiaries, unless, in the case of any such asset or entity, the Company designates in writing to the holders of the Notes that such asset or entity is not an Excluded Asset.”

“‘GAAP’ means (a) generally accepted accounting principles as in effect from time to time in the United States of America and (b) with respect to any Subsidiary, generally accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect from time to time in the jurisdiction of organization of such Subsidiary.”

“‘Governmental Authority’ means

(a)

the government of (i)the United States of America or any state or other political subdivision thereof, or (ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)	any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.”

“‘Guaranty’ or ‘Guarantee’ means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)	to purchase such indebtedness or obligation or any property constituting security therefor;

(b)

to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c)

to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d)	otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.”

“‘Hazardous Materials’ means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.”

“‘Hedging Agreement’ means any interest rate protection agreement, foreign currency exchange protection agreement, commodity price protection agreement, or other interest or currency exchange rate or commodity price hedging arrangement.”

“‘Indebtedness’ with respect to any Person means, at any time, without duplication,

(a)	its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b)

its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)

(i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;

(d)	all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)

all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

(f)	the aggregate Swap Termination Value of all Swap Contracts of such Person; and

(g)	any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.”

“‘Investment Company Act’ means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder from time to time in effect.”

“‘Lien’ means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).”

“‘Material Adverse Effect’ means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Indenture and the Notes.”

“‘Material Credit Facility’ means, as to the Company and its Subsidiaries,

(a)	the SPV Credit Facility, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; and

(b)

any other agreement(s), as amended from time to time, creating or evidencing indebtedness for borrowed money entered into on or after the date of Closing by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $100,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.”

“‘Multiemployer Plan’ means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).”

“‘Non-U.S. Plan’ means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.”

“‘OFAC’ means the Office of Foreign Assets Control of the United States Department of the Treasury.”

“‘OFAC Sanctions Program’ means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at www.treasury.gov/resourcecenter/sanctions/Programs/Pages/Programs.aspx.”

“‘PBGC’ means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.”

“‘Permitted Liens’ means:

(a)

Liens imposed by any Governmental Authority for Taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(b)

Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business; provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing;

(c)

Liens granted pursuant to or by the transaction documents related to any Material Credit Facility, including restrictions on transfer with respect to any Loan Asset (as defined in the applicable Material Credit Facility), either imposed by law or contained in the applicable Material Credit Facility, that are customary qualifications for instruments similar to such Loan Asset (including consent of the relevant agent or the applicable obligor);

(d)

Liens on capital commitments of the Company’s investors and assets directly related thereto (including any deposit account the sole purpose of which is for the deposit of capital contributions made from the Company’s investors);

(e)

Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmens’, storage and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

(f)

Liens incurred or pledges or deposits made to secure obligations incurred in the ordinary course of business under workers’ compensation laws, unemployment insurance or other similar social security legislation (other than Liens imposed by the PBGC in respect of employee benefit plans subject to Title IV of ERISA) or to secure public or statutory obligations;

(g)

Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business;

(h)	Liens arising out of judgments or awards so long as such judgments or awards do not constitute an Event of Default under this Indenture;

(i)

customary rights of setoff and liens upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business securing payment of fees, indemnities and other similar obligations;

(j)

Liens arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdictions in respect of operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(k)	deposits of money securing leases to which Company is a party as lessee made in the ordinary course of business; and

(l)	precautionary Liens and filings of financing statements under the Uniform Commercial Code covering assets sold or contributed to any Person in a transaction not prohibited hereunder.”

“‘Permitted SBIC Guarantee’ means a guarantee by the Company of Indebtedness of an SBIC Subsidiary on the SBA’s then applicable form (or the applicable form at the time such guarantee was entered into), provided that the recourse to the Company thereunder is expressly limited only to periods after the occurrence of an event or condition that is an impermissible change in the control of such SBIC Subsidiary (it being understood that, as provided in Section 501, it shall be an Event of Default hereunder if any such event or condition giving rise to such recourse occurs).”

“‘Plan’ means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.”

“‘Preferred Stock’ means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar equity interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.”

“‘Required Holders’ means at any time on or after the Closing, the holders of greater than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).”

“‘Sanctioned Country’ means a country, territory or region that is the subject or the target of country-wide or territory-wide sanctions broadly prohibiting dealings with such country, territory or region (i.e., Cuba, Iran, North Korea, and the Crimea, Donetsk, and Luhansk regions of Ukraine).”

“‘SBIC Equity Commitment’ means a commitment by the Company to make one or more capital contributions to an SBIC Subsidiary.”

“‘SBIC Subsidiary’ means any direct or indirect Subsidiary (including such Subsidiary’s general partner or managing entity to the extent that the only material asset of such general partner or managing entity is its equity interest in the SBIC Subsidiary) of the Company licensed as a small business investment company under the Small Business Investment Act of 1958, as amended, (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted) and which is designated by the Company (as provided below) as an SBIC Subsidiary, so long as (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Subsidiary: (i) is Guaranteed by any other obligor (other than a Permitted SBIC Guarantee or analogous commitment), (ii) is recourse to or obligates any obligor in any way (other than in respect of any SBIC Equity Commitment or Permitted SBIC Guarantee or analogous commitment), or (iii) subjects any property of any obligor, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than Equity Interests in any SBIC Subsidiary pledged to secure such Indebtedness, and (b) no obligor has any obligation to maintain or preserve such Subsidiary’s financial condition or cause such entity to achieve certain levels of operating results (other than in respect of any SBIC Equity Commitment or Permitted SBIC Guarantee or analogous commitment). Any such designation by the Company shall be effected pursuant to a certificate of a Senior Financial Officer delivered to the holders of the Notes, which certificate shall include a statement to the effect that, to the best of such officer’s knowledge, such designation complied with the foregoing conditions.”

“‘Senior Financial Officer’ means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.”

“‘Special Equity Interest’ means any Equity Interest that is subject to a Lien in favor of creditors of the issuer of such Equity Interest provided that (a) such Lien was created to secure Indebtedness owing by such issuer or any of its Subsidiaries (as defined without giving effect to the penultimate sentence of the definition of such term) to such creditors, and (b) such Indebtedness was (i) in existence at the time the obligors acquired such Equity Interest, (ii) incurred or assumed by such issuer substantially contemporaneously with such acquisition or (iii) already subject to a Lien granted to such creditors.”

“‘SPV Credit Facility’ means the special purpose vehicle credit facility pursuant to the credit and security agreement by and among FIC Funding, LLC, as borrower, the Company, as servicer and equityholder, ING Capital LLC, as administrative agent and lending arranger, Western Alliance Trust Company, N.A., as custodian, collateral agent, and collateral administrator, and the lenders from time to time parties thereto.”

“‘Standard Securitization Undertakings’ means, collectively, (a) customary arms-length servicing obligations (together with any related performance guarantees), (b) obligations (together with any related performance guarantees) to refund the purchase price or grant purchase price credits for dilutive events or misrepresentations (in each case unrelated to the collectability of the assets sold or the creditworthiness of the associated account debtors), (c) representations, warranties, covenants and indemnities (together with any related performance guarantees) of a type that are reasonably customary in transactions involving bankruptcy remote special purpose entities, including accounts receivable securitizations, collateralized loan obligations or securitizations of financial assets, (d) obligations (together with any related performance guarantees) under any customary bad boy guarantee, guarantee of any make-whole premium or other guarantee; provided, however, that any such guarantee of any make-whole premium or other guarantee shall not exceed 10% of the aggregate unfunded commitments plus outstanding under the applicable loan, and (e) payment and performance guaranties that are reasonably customary in asset backed financings.”

“‘Swap Contract’ means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.”

“‘Swap Termination Value’ means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.”

“‘Synthetic Lease’ means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.”

“‘Taxes’ means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.”

“‘USA PATRIOT Act’ means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.”

“‘U.S. Economic Sanctions Laws’ means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.”

“‘Wholly-Owned Subsidiary’ means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.”

Section 2.02. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Article One of the Base Indenture shall be amended by replacing the definitions of “Affiliate,” “Responsible Officer” and “Subsidiary” in Section 101 with the following:

“‘Affiliate’ means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.”

“‘Responsible Officer’ when used with respect to the Company means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Indenture, and when used with respect to the Trustee, means any officer of the Trustee assigned by the Trustee to administer its corporate trust matters and who shall have direct responsibility for the administration of this Indenture.”

“‘Subsidiary’ means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person and/or one or more of its Subsidiaries and is solely controlled by such first Person and/or one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.”

ARTICLE III

REMEDIES

Section 3.01. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 501 of the Base Indenture shall be replaced with the following with respect to the Notes issued hereunder:

“An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest to which it has knowledge on any Note for more than five (5) Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in Section 704 of the Base Indenture; or

(d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 501(a), (b) and (c)); or

(e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in the Note Purchase Agreement or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(f) the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(g) a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

(h) any event occurs with respect to the Company or any Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 501(f) or 501(g), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 501(f) or Section 501(g); or

(i) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Plans, determined in accordance with Title IV of ERISA, (iv) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (v) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vii) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, (viii) the Company or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (ix) the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect. As used in this section, the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.”

Section 3.02. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 502 of the Base Indenture shall be amended by replacing the first paragraph thereof with the following:

“If an Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Trustee, declare all the Notes then outstanding to be immediately due and payable. If any Event of Default described in Section 501(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Trustee, declare all the Notes held by it or them to be immediately due and payable. Upon any Notes becoming due and payable under this Section 502, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.”

ARTICLE IV

COVENANTS

Section 4.01. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Article Ten of the Base Indenture shall be amended by adding the following new Sections 1007, 1008 and 1009 thereto, each as set forth below:

“Section 1007. Affirmative Covenants.

The Company covenants that so long as any of the Notes are Outstanding:

(a) Compliance with Laws. Without limiting Section 1008(b), the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act, Anti-Money Laundering Laws, Anti-Corruption Laws, and U.S. Economic Sanctions Laws) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of similarly situated entities engaged in the same or a similar business and similarly situated.

(c) Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 1007(c) shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all federal, state and other material tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all material claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Corporate Existence, Etc. Subject to Section 1008, the Company will at all times preserve and keep its corporate existence in full force and effect. Subject to Section 1008, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

(f) Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be. The Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system.

(g) Maintenance of Credit Rating. The Company will, at its sole cost and expense, use commercially reasonable efforts to maintain a credit rating on the Notes from at least one (1) “nationally recognized statistically rating organization” as designated by the Commission.

(h) Ranking of Obligations. The Company’s payment obligations under this Indenture and the Notes shall at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness.”

“Section 1008. Negative Covenants.

The Company covenants that so long as any of the Notes are Outstanding:

(a) Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except (i) in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate, or (ii) Affiliate transactions permitted by any Material Credit Facility

(b) Economic Sanctions, Etc. The Company will not, and will not permit any Subsidiary to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or knowingly indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of, or subject to sanctions under U.S. Economic Sanctions Laws, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

(c) Liens. The Company will not and will not permit any of its Subsidiaries to directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:

(i) any Lien on any property or asset of the Company existing on May 29, 2026, including the Company’s outstanding borrowings under the SPV Credit Facility, the debentures held by the SBIC Subsidiaries, and the Company’s 6.75% notes due 2030; provided that (i) no such Lien shall extend to any other property or asset of the Company, and (ii) any such Lien shall secure only those obligations which it secures on May 29, 2026 and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(ii) Liens on Special Equity Interests included in the Investments of the Company but only to the extent securing obligations in the manner provided in the definition of “Special Equity Interests”;

(iii) Permitted Liens;

(iv) Liens on Equity Interests in any SBIC Subsidiary created in favor of the SBA or its designee and Liens on Equity Interests in any Designated Subsidiary in favor of and required by any lender providing third party financing to such Designated Subsidiary;

(v) Liens securing Hedging Agreements or Liens incurred in connection with any Hedging Agreement;

(vi) Liens securing repurchase obligations arising in the ordinary course of business with respect to U.S. Government Securities;

(vii) Liens on assets securing other obligations in an aggregate principal amount at any time outstanding not to exceed $10,000,000;

(viii) Liens created pursuant to the collateral and the security documents related to any Material Credit Facility;

(ix) Liens securing Indebtedness or other obligations permitted by the analogous covenant set forth in any Material Credit Facility;

(x) Liens on the direct ownership interest of the Company in an Excluded Asset to secure obligations owed to a creditor of such Excluded Asset;

(xi) Liens existing on any property or asset prior to the acquisition thereof by the Company; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets (other than proceeds thereof or accessions thereto) of the Company;

(xii) any Lien on margin stock;

(xiii) any Lien imposed as a result of a taking under the exercise of the power of eminent domain by any governmental body or by any Person acting under Governmental Authority;

(xiv) Liens on assets securing Indebtedness so long as, after giving pro forma effect to such Liens, the Company is in compliance with Section 1009.”

“Section 1009. Consolidated Asset Coverage Ratio.

The Company will not permit the Consolidated Asset Coverage Ratio at the last Business Day of any fiscal quarter of the Company to be less than 1.50 to 1.00.”

ARTICLE V

REDEMPTION OF SECURITIES

Section 5.01. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Section 1103 of the Base Indenture shall be amended by replacing the first paragraph thereof with the following:

“If less than all the Securities of any series issued on the same day with the same terms are to be redeemed, the particular Securities to be redeemed shall be selected by the Trustee, or by the Depositary in the case of global Securities, in compliance with the requirements of DTC, from the Outstanding Securities of such series issued on such date with the same terms not previously called for redemption, in compliance with the requirements of the principal national securities exchange on which the Securities are listed (if the Securities are listed on any national securities exchange), or if the Securities are not held through DTC or listed on any national securities exchange, or DTC prescribed no method of selection, by such method as the Trustee shall deem fair and appropriate and subject to and otherwise in accordance with the procedures of the applicable Depositary; provided that such method complies with the rules of any national securities exchange or quotation system on which the Securities are listed (which rules shall be certificated to the Trustee by the Company or such national securities exchange at the Trustee’s request), and may provide for the selection for redemption of portions (equal to the minimum authorized denomination for Securities of that series or any integral multiple thereof) of the principal amount of Securities of such series of a denomination larger than the minimum authorized denomination for Securities of that series; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a Security not redeemed to less than the minimum authorized denomination for Securities of such series.”

ARTICLE VI

REPAYMENT AT THE OPTION OF HOLDERS

Section 6.01. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the Notes but no other series of Securities under the Indenture, whether now or hereafter issued and Outstanding, Article Thirteen of the Base Indenture shall be amended by replacing Sections 1301 to 1305 with the following:

“Section 1301. Change of Control Repurchase Event.

(a) The Company will, within 15 Business Days after any Responsible Officer has knowledge of the occurrence of any Change of Control, give written notice of such Change of Control to each Holder of the Notes. Such notice shall contain and constitute an offer to prepay Notes as described in this Section 1301, and shall be accompanied by the certificate described herein.

(b) The offer to prepay Notes contemplated by this section shall be an offer to prepay all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). Such date shall be no earlier than 30 days and no later than 60 days after the date of such offer. If the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the first Business Day after the 45th day after the date of such offer.

(c) A holder of Notes may accept the offer to prepay by causing a notice of such acceptance to be delivered to the Company not later than 20 Business Days after receipt by such holder of the most recent offer of prepayment. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this section shall be deemed to constitute rejection of such offer by such holder.

(d) Prepayment of the Notes to be prepaid pursuant to this section shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued to, but excluding, the date of prepayment, but without Make-Whole Amount, Prepayment Settlement Amount or other premium.

(e) Each offer to prepay the Notes pursuant to this Section 1301 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 1301; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to, but excluding, the Proposed Prepayment Date; (v) that the conditions of this Section 1301 have been fulfilled; and (vi) in reasonable detail, the nature and date of the Change of Control. The Company shall comply with the requirements of Rule 14e-1 promulgated under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 1301, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 1301 by virtue of such conflict.

(f) On the Change of Control Repurchase Event prepayment date, subject to extension if necessary to comply with the provisions of the Investment Company Act, the Company will, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to its offer;

(ii) deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being purchased by the Company.

The Paying Agent will promptly remit to each holder of Notes properly tendered the purchase price for the Notes, and upon receipt of a Company Order, the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a minimum principal amount of $100,000 or an integral multiple of $1,000 in excess thereof.

If any Repayment Date upon a Change of Control Repurchase Event falls on a day that is not a Business Day, then the required payment will be made on the next succeeding Business Day and no additional interest will accrue as a result of such delayed payment.

The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes an offer in respect of the Notes in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.”

ARTICLE VII

MISCELLANEOUS

Section 7.01. This Seventh Supplemental Indenture and the Notes shall be governed by and construed in accordance with the law of the State of New York, without regard to principles of conflicts of laws. This Seventh Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.

Section 7.02. In case any provision in this Seventh Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 7.03. This Seventh Supplemental Indenture may be executed in counterparts, each of which will be an original, but such counterparts will together constitute but one and the same Seventh Supplemental Indenture. The exchange of copies of this Seventh Supplemental Indenture and of signature pages by facsimile, .pdf transmission, email or other electronic means shall constitute effective execution and delivery of this Seventh Supplemental Indenture for all purposes, and each party agrees that words “execution,” “signed,” “signature,” and words of like import in this Seventh Supplemental Indenture, the Notes or in any other certificate, agreement or document related to this Seventh Supplemental Indenture or the offering and sale of the Notes shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign or any other electronic process or digital signature provider as specified in writing to the Trustee and agreed to by the Trustee in its sole discretion ). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act. For the avoidance of doubt, all notices, approvals, consents, requests and any communications hereunder or with respect to this Seventh Supplemental Indenture must be in writing in English, and each party agrees that this Seventh Supplemental Indenture, the Notes and any other documents to be delivered in connection herewith may be electronically or digitally signed using DocuSign (or any other electronic process or digital signature provider as specified in writing to the Trustee and agreed to by the Trustee in its sole discretion), and that any such electronic or digital signatures appearing on this Seventh Supplemental Indenture, the Notes or such other documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to Trustee, including without limitation the risk of Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 7.04. The Base Indenture, as supplemented and amended by this Seventh Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this Seventh Supplemental Indenture shall be read, taken and construed as one and the same instrument with respect to the Notes. All provisions included in this Seventh Supplemental Indenture supersede any conflicting provisions included in the Base Indenture with respect to the Notes, unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this Seventh Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this Seventh Supplemental Indenture.

Section 7.05. The provisions of this Seventh Supplemental Indenture shall become effective as of the date hereof.

Section 7.06. Notwithstanding anything else to the contrary herein, the terms and provisions of this Seventh Supplemental Indenture shall apply only to the Notes and shall not apply to any other series of Securities under the Indenture and this Seventh Supplemental Indenture shall not and does not otherwise affect, modify, alter, supplement or change the terms and provisions of any other series of Securities under the Indenture, whether now or hereafter issued and Outstanding.

Section 7.07. The recitals contained herein and in the Notes shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Seventh Supplemental Indenture, the Notes or any Additional Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Seventh Supplemental Indenture, authenticate the Notes and any Additional Notes and perform its obligations hereunder. The Trustee shall not be accountable for the use or application by the Company of the Notes or any Additional Notes or the proceeds thereof. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this Seventh Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed as of the date first above written.

FIDUS INVESTMENT CORPORATION

By:	/s/ Edward H. Ross
Name:	Edward H. Ross
Title:	Chief Executive Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (as successor in interest to U.S. Bank National Association), as Trustee

By:	/s/ Joshua A. Hahn
Name:	Joshua A. Hahn
Title:	Vice President

[Signature page to Seventh Supplemental Indenture]

Exhibit A – Form of Global Note

This Security is a Global Note within the meaning of the Indenture hereinafter referred to and is registered in the name of The Depository Trust Company or a nominee thereof. This Security may not be exchanged in whole or in part for a Security registered, and no transfer of this Security in whole or in part may be registered, in the name of any Person other than The Depository Trust Company or a nominee thereof, except in the limited circumstances described in the Indenture.

Unless this certificate is presented by an authorized representative of The Depository Trust Company to the issuer or its agent for registration of transfer, exchange or payment and such certificate issued in exchange for this certificate is registered in the name of Cede & Co., or such other name as requested by an authorized representative of The Depository Trust Company, any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful, as the registered owner hereof, Cede & Co., has an interest herein.

Fidus Investment Corporation

No.	$
CUSIP No. 316500 AF4
ISIN No. US316500AF40

6.625% Notes due 2029

Fidus Investment Corporation, a corporation duly organized and existing under the laws of Maryland (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of    (U.S. $     ) on June 1, 2029, and to pay interest thereon from May 29, 2026 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on June 1 and December 1 in each year, beginning December 1, 2026 at the rate of 6.625% per annum, until the principal hereof is paid or made available for payment. The Company shall pay interest on this Security to the Persons who are registered Holders at the close of business on the calendar day (whether or not a Business Day) immediately preceding the next Interest Payment Date as specified in the Note even if Notes are canceled after the Record Date and on or before the applicable Interest Payment Date (whether or not a Business Day). This Security may be issued as part of a series.

Payment of the principal of (and premium, if any, on) and any such interest on this Security will be made at the office of the Trustee located at 111 Fillmore Avenue, St. Paul, MN 55107, Attention: Fidus Investment Corporation (6.625% Notes Due 2029) and at such other address as designated by the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, if the holder of the Notes requests the Company to do so, the Company will pay any amount that becomes due on the Notes by wire transfer of immediately available funds to an account at a bank in New York, New York (upon not less than 15 Business Days’ notice prior to the time of payment); provided, further, however, that so long as this Security is registered to Cede & Co., such payment will be made by wire transfer in accordance with the procedures established by The Depository Trust Company and the Trustee.

Exhibit A - 1

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Exhibit A - 2

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

FIDUS INVESTMENT CORPORATION

By:
Name:
Title:

Attest

By:
Name:
Title:

Exhibit A - 3

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as Trustee

By:
Authorized Signatory

Exhibit A - 4

Fidus Investment Corporation

6.625% Notes due 2029

This Security is one of a duly authorized issue of Senior Securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of February 2, 2018 (herein called the “Base Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Base Indenture), and reference is hereby made to the Base Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered, as supplemented by the Seventh Supplemental Indenture relating to the Securities, dated October 20, 2026, by and between the Company and the Trustee (herein called the “Seventh Supplemental Indenture”; the Seventh Supplemental Indenture and together with the Base Indenture, collectively are herein called the “Indenture”). In the event of any conflict between the Base Indenture and the Seventh Supplemental Indenture, the Seventh Supplemental Indenture shall govern and control.

This Security is one of the series designated on the face hereof, which series is initially limited in aggregate principal amount to $    . Under a Board Resolution, Officers’ Certificate pursuant to Board Resolutions or an indenture supplement, the Company may from time to time, without the consent of the Holders of Securities, issue additional Securities of this series (in any such case “Additional Securities”) having the same ranking and the same interest rate, maturity and other terms as the Securities; provided that, if such Additional Securities are not fungible with the Securities (or any other tranche of Additional Securities for U.S. federal income tax purposes), then such Additional Securities will have different CUSIP and ISIN numbers from the Securities (and any such other tranche of Additional Securities). Any Additional Securities and the existing Securities will constitute a single series under the Indenture and all references to the relevant Securities herein shall include the Additional Securities unless the context otherwise requires. The aggregate amount of outstanding Securities represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.

Prior to March 1, 2029 (three months prior to the maturity date of the Securities) (the “Par Call Date”), the Company may redeem the Securities at its option, in whole or in part, at any time and from time to time, upon notice, prepay at any time all, or from time to time any part of, the Securities, in an amount not less than 10% of the aggregate principal amount of the Securities then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Prepayment Settlement Amount (as defined below) determined for the prepayment date with respect to such principal amount. With respect to any Security, an amount equal to the “Prepayment Settlement Amount” as follows:

Prior to the Par Call Date, the Prepayment Settlement Amount shall equal the Make-Whole Amount.

On or after the Par Call Date, the Prepayment Settlement Amount shall equal accrued and unpaid interest thereon to, but excluding, the redemption date.

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The “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid or has become or is declared to be immediately due and payable, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Securities is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the- run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note. If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

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“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Securities, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid or has become or is declared to be immediately due and payable, as the context requires.

The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

Notice of redemption shall be given in writing and mailed, first-class postage prepaid, by overnight courier guaranteeing next-day delivery, by facsimile, or by electronic mail, provided that so long as the Securities are registered to Cede & Co., such notice shall be given in accordance with the Trustee’s and the Depositary’s standard practices and procedures, to each Holder of the Securities to be redeemed, not less than ten (10) nor more than sixty (60) days prior to the Redemption Date, at the Holder’s address, facsimile number or email address appearing in the Security Register. All notices of redemption shall contain the information set forth in Section 1104 of the Base Indenture.

Any exercise of the Company’s option to redeem the Securities will be done in compliance with the Indenture and the Investment Company Act, to the extent applicable.

If the Company elects to redeem only a portion of the Securities, the Trustee or, with respect to the global Securities, the Depositary will determine the method for selecting the particular Securities to be redeemed, in accordance with Section 1.01 of the Seventh Supplemental Indenture and Section 1103 of the Base Indenture. In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Securities called for redemption. Holders will have the right to require the Company to repurchase their Securities upon the occurrence of a Change of Control Repurchase Event as set forth in the Indenture.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

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If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 50% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee security, indemnity, or both, reasonably satisfactory to the Trustee, against the costs, expenses and liabilities to be incurred in compliance with such request, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for sixty (60) days after receipt of such notice, request and offer of indemnity and/or security. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

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The Securities of this series are issuable only in registered form without coupons in minimum denominations of $100,000 and any integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange of Securities, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee shall treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Trustee or any agent thereof shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

To the extent any provision of this Security conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

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